Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $0.56
2012 Fourth Quarter

•	Net earnings of $124.3 million, or $0.56 per diluted share, compared to net earnings of $30.3 million, or $0.16 per diluted share

•	Deliveries of 4,443 homes – up 32%

•	New orders of 3,983 homes – up 32%

•	Backlog of 4,053 homes – up 87%; backlog dollar value of $1.2 billion – up 107%

•	Revenues of $1.3 billion – up 42%

•	Gross margin on home sales of 23.5% – improved 410 basis points

•	S,G&A expenses as a % of revenues from home sales of 11.3% – improved 250 basis points

•	Operating margin on home sales of 12.2% – improved 660 basis points

•	Lennar Homebuilding operating earnings of $106.0 million, compared to $25.2 million

•	Lennar Financial Services operating earnings of $33.2 million, compared to $9.1 million

•
Rialto Investments operating earnings totaled $4.6 million (net of $0.2 million of net earnings attributable to noncontrolling interests), compared to $8.0 million (including an add back of $2.0 million of net loss attributable to noncontrolling interests)

•	Lennar Homebuilding cash and cash equivalents of $1.1 billion

•	No outstanding borrowings under the $525 million credit facility

•	Issued $350 million of 4.750% senior notes due 2022

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 45.6%
2012 Fiscal Year

•
Net earnings of $679.1 million, or $3.11 per diluted share, which includes a partial reversal of the deferred tax asset valuation allowance of $491.5 million, or $2.25 per diluted share, compared to net earnings of $92.2 million, or $0.48 per diluted share

•	Revenues of $4.1 billion – up 33%

•	Deliveries of 13,802 homes – up 27%

•	New orders of 15,684 homes – up 37%

(more)

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Miami, January 15, 2013 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2012. Fourth quarter net earnings attributable to Lennar in 2012 were $124.3 million, or $0.56 per diluted share, compared to $30.3 million, or $0.16 per diluted share, in the fourth quarter of 2011. Net earnings attributable to Lennar for the year ended November 30, 2012 were $679.1 million, or $3.11 per diluted share, compared to $92.2 million, or $0.48 per diluted share, in 2011.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “During our fourth quarter, the housing industry took further steps toward a sustained recovery. Low mortgage rates, affordable home prices, reduced foreclosures and an extremely favorable 'rent vs. own' comparison continue to drive the recovery. Housing should continue to assume its traditional role in the broader economic recovery, driving employment upward, increasing consumer confidence and helping new homeowners accumulate wealth through home ownership, thus helping to accelerate economic growth.”
Mr. Miller continued, “Our fourth quarter reflects the recovery in housing with solid profitability in all of our business segments. Our homebuilding sales pace continued to grow with a 32% increase in new orders, while our homebuilding gross margin percentage increased 410 basis points over last year to 23.5% and our homebuilding operating margin percentage increased 660 basis points over last year to 12.2%. Our homebuilding machine continues to improve and be our primary driver of profitability, fueled by our opportunistic land acquisitions and increasing operating leverage due to higher absorption per community and overall deliveries.”
“Our financial services segment also had a strong fourth quarter with operating earnings of $33.2 million, compared to $9.1 million last year. This business segment continued to benefit from both our growing homebuilding operations and by participating in the robust refinancing market.”
“On the Rialto side of our business, in December 2012, we completed the first closing of our second real estate fund with initial equity commitments of approximately $260 million (including $100 million committed by Lennar Corporation). Rialto has continued to contribute directly to the profitability of the company while providing our homebuilding segment with unique opportunities to acquire attractive land parcels. We remain enthusiastic about Rialto's position in the market and its prospects for long-term profitability and value creation, which should be enhanced by continued economic recovery.”
“Two other longer term strategies have also continued to develop within the company and should benefit from economic recovery. We incubated a multifamily platform that is now maturing into the construction phase with a pipeline of over $1 billion to be developed over the next three years. Additionally, our FivePoint large community development program is well positioned to become a significant profit generator in the coming years.”

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Mr. Miller concluded, “As we head into 2013, we are extremely well positioned to gain market share in a recovering market. We have a strong balance sheet and seasoned management team, and we will continue to benefit from our strategic land acquisitions and new community openings. With a beginning sales backlog value up more than 100% from the prior year, fiscal 2013 promises to be another year of strong profitability.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2012 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2011
Lennar Homebuilding
Revenues from home sales increased 41% in the fourth quarter of 2012 to $1,152.2 million from $816.5 million in the fourth quarter of 2011. Revenues were higher primarily due to a 32% increase in the number of home deliveries, excluding unconsolidated entities, and a 7% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 4,426 homes in the fourth quarter of 2012 from 3,359 homes in the fourth quarter of 2011. There was an increase in home deliveries in all the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $261,000 in the fourth quarter of 2012 from $243,000 in the same period last year. Sales incentives offered to homebuyers were $25,800 per home delivered in the fourth quarter of 2012, or 9.0% as a percentage of home sales revenue, compared to $33,900 per home delivered in the same period last year, or 12.2% as a percentage of home sales revenue, and $26,100 per home delivered in the third quarter of 2012, or 9.2% as a percentage of home sales revenue.
Gross margins on home sales were $270.3 million, or 23.5%, in the fourth quarter of 2012, compared to $158.4 million, or 19.4%, in the fourth quarter of 2011. Gross margin percentage on home sales improved compared to last year, primarily due to a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered and lower valuation adjustments. Gross profits on land sales totaled $3.3 million in the fourth quarter of 2012, compared to $0.8 million in the fourth quarter of 2011.
Selling, general and administrative expenses were $130.1 million in the fourth quarter of 2012, compared to $112.5 million in the fourth quarter of 2011. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 11.3% in the fourth quarter of 2012, from 13.8% in the fourth quarter of 2011, primarily due to improved operating leverage and lower advertising costs.
Lennar Homebuilding equity in loss from unconsolidated entities was $12.4 million in the fourth quarter of 2012, primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities, which included $6.6 million of valuation adjustments primarily related to asset sales at a Lennar Homebuilding unconsolidated entity. This compared to Lennar Homebuilding equity in loss from unconsolidated entities of $69.2 million in the fourth quarter of 2011, which included the Company's share of valuation adjustments

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of $57.6 million related to an asset distribution from a Lennar Homebuilding unconsolidated entity as the result of a linked transaction. This was offset by a pre-tax gain of $62.3 million included in Lennar Homebuilding other income (expense), net, related to that unconsolidated entity's net asset distribution. The transaction resulted in a net pre-tax gain of $4.7 million in the fourth quarter of 2011.
Lennar Homebuilding other income (expense), net, totaled ($2.2) million in the fourth quarter of 2012, compared to Lennar Homebuilding other income (expense), net, of $69.7 million in the fourth quarter of 2011, which included the $62.3 million pre-tax gain related to an unconsolidated entity's net asset distribution discussed in the previous paragraph.
Lennar Homebuilding interest expense was $50.2 million in the fourth quarter of 2012 ($26.7 million was included in cost of homes sold, $0.5 million in cost of land sold and $23.0 million in other interest expense), compared to $43.2 million in the fourth quarter of 2011 ($20.9 million was included in cost of homes sold, $0.3 million in cost of land sold and $22.0 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $33.2 million in the fourth quarter of 2012, compared to $9.1 million in the fourth quarter of 2011. The increase in profitability was primarily due to increased volume and margins in the segment's mortgage operations and increased volume in the segment's title operations, as a result of a significant increase in refinance transactions and homebuilding deliveries.
Rialto Investments
Operating earnings for the Rialto Investments segment were $4.6 million in the fourth quarter of 2012 (which included $4.8 million of operating earnings offset by $0.2 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $8.0 million (which included $6.0 million of operating earnings and an add back of $2.0 million of net loss attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $36.0 million in the fourth quarter of 2012, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $46.5 million in the same period last year. Revenues decreased primarily due to lower interest income as a result of a decrease in the portfolio of loans. Expenses in this segment were $29.0 million in the fourth quarter of 2012, which consisted primarily of costs related to its portfolio operations, loan impairments of $5.4 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $38.4 million in the same period last year. Expenses decreased primarily due to a decrease in loan servicing expenses.

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Rialto Investments other income (expense), net, was ($6.1) million in the fourth quarter of 2012, compared to $0.9 million in the same period last year. Rialto Investments other income (expense), net, includes expenses related to owning and maintaining real estate owned ("REO"), impairments on REO, gains from sales of REO, gains (losses) from acquisitions of REO through foreclosure and rental income.
The segment also had equity in earnings (loss) from unconsolidated entities of $3.9 million in the fourth quarter of 2012, which primarily related to the Company's share of earnings from the Rialto Real Estate Fund (the “Fund”) of $4.2 million. During the fourth quarter of 2012, a majority of the remaining securities in the investment portfolio underlying the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”) were monetized related to the unwinding of its operations, resulting in a $12.0 million liquidating distribution. Equity in earnings (loss) from unconsolidated entities was ($3.0) million in the fourth quarter of 2011, consisting primarily of $7.6 million of unrealized losses related to the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, partially offset by $2.5 million of interest income earned by the AB PPIP fund and $2.0 million of equity in earnings related to the Fund.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $39.0 million, or 2.9% as a percentage of total revenues, in the fourth quarter of 2012, compared to $28.5 million, or 3.0% as a percentage of total revenues, in the fourth quarter of 2011. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of an increase in share-based and variable compensation expense.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($0.8) million and ($4.8) million, respectively, in the fourth quarter of 2012 and 2011. Net loss attributable to noncontrolling interests during the fourth quarter of 2012 was primarily attributable to noncontrolling interests related to the Company's homebuilding operations. Net loss attributable to noncontrolling interests during the fourth quarter of 2011 was attributable to noncontrolling interests related to the Company's homebuilding and Rialto Investments operations, of which the Rialto operations related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
Income Taxes
During the fourth quarter of 2012, the Company concluded that it was more likely than not that a portion of its deferred tax assets would be utilized. This conclusion was based on additional positive evidence including actual and forecasted earnings. Accordingly, during the fourth quarter of 2012, the Company reversed $44.5 million of its valuation allowance of which the majority was previously maintained to be utilized in remaining interim periods of 2012. This reversal was offset by a tax provision of $25.9 million primarily related to fourth

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quarter 2012 pre-tax earnings. Therefore, the Company had an $18.6 million net benefit for income taxes in the fourth quarter of 2012.
Debt Transaction
During the fourth quarter of 2012, the Company issued $350 million of 4.750% senior notes due 2022 in a private offering under SEC Rule 144A. The net proceeds of the sale will be used for working capital and general corporate purposes, which may include the repayment or repurchase of its senior notes or other indebtedness.
YEAR ENDED NOVEMBER 30, 2012 COMPARED TO
YEAR ENDED NOVEMBER 30, 2011
Lennar Homebuilding
Revenues from home sales increased 33% in the year ended November 30, 2012 to $3.5 billion from $2.6 billion in 2011. Revenues were higher primarily due to a 28% increase in the number of home deliveries, excluding unconsolidated entities, and a 4% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 13,707 homes in the year ended November 30, 2012 from 10,746 homes last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $255,000 in the year ended November 30, 2012 from $244,000 in the same period last year. Sales incentives offered to homebuyers were $28,300 per home delivered in the year ended November 30, 2012, or 10.0% as a percentage of home sales revenue, compared to $33,700 per home delivered in the same period last year, or 12.1% as a percentage of home sales revenue.
Gross margins on home sales were $793.3 million, or 22.7%, in the year ended November 30, 2012, compared to $523.4 million, or 19.9%, in the year ended November 30, 2011. Gross margin percentage on home sales improved compared to last year, primarily due to a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered and lower valuation adjustments. Gross profits on land sales totaled $10.2 million in the year ended November 30, 2012 compared to $7.7 million in the year ended November 30, 2011.
Selling, general and administrative expenses were $438.7 million in the year ended November 30, 2012, compared to $384.8 million last year, which included $8.4 million related to expenses associated with remedying pre-existing liabilities of a previously acquired company, offset by $8.0 million related to the receipt of a litigation settlement. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 12.6% in the year ended November 30, 2012, from 14.7% in the year ended November 30, 2011, primarily due to improved operating leverage and lower advertising costs.

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Lennar Homebuilding equity in loss from unconsolidated entities was $26.7 million in the year ended November 30, 2012, primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities, which included $12.1 million of valuation adjustments primarily related to asset sales at Lennar Homebuilding unconsolidated entities. This compared to Lennar Homebuilding equity in loss of $62.7 million in the year ended November 30, 2011, which included the Company's share of valuation adjustments of $57.6 million related to an asset distribution from a Lennar Homebuilding unconsolidated entity as the result of a linked transaction. This was offset by a pre-tax gain of $62.3 million included in Lennar Homebuilding other income (expense), net, related to that unconsolidated entity's net asset distribution. The transaction resulted in a net pre-tax gain of $4.7 million in the year ended November 30, 2011. In addition, in the year ended November 30, 2011, Lennar Homebuilding equity in loss from unconsolidated entities included $8.9 million of valuation adjustments related to assets of Lennar Homebuilding's unconsolidated entities, offset by the Company's share of a gain on debt extinguishment at one of Lennar Homebuilding's unconsolidated entities totaling $15.4 million.
Lennar Homebuilding other income (expense), net, totaled $9.3 million in the year ended November 30, 2012, primarily due to a $15.0 million gain on the sale of an operating property, partially offset by a pre-tax loss of $6.5 million related to the repurchase of $204.7 million aggregate principal amount of 5.95% senior notes due 2013 through a tender offer. This compared to Lennar Homebuilding other income (expense), net, of $116.1 million in the year ended November 30, 2011, which included the $62.3 million pre-tax gain related to an unconsolidated entity's net asset distribution discussed in the previous paragraph, $29.5 million related to the receipt of a litigation settlement, $5.1 million related to the favorable resolution of a joint venture and the recognition of $10.0 million of deferred management fees related to management services previously performed for one of Lennar Homebuilding's unconsolidated entities. These amounts were partially offset by $10.5 million of valuation adjustments to the Company's investments in Lennar Homebuilding's unconsolidated entities and $4.9 million of write-offs of other assets in the year ended November 30, 2011.
Lennar Homebuilding interest expense was $181.4 million in the year ended November 30, 2012 ($85.1 million was included in cost of homes sold, $1.9 million in cost of land sold and $94.4 million in other interest expense), compared to $163.0 million in the year ended November 30, 2011 ($70.7 million was included in cost of homes sold, $1.6 million in cost of land sold and $90.7 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and increase in deliveries, partially offset by a lower weighted average interest rate.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $84.8 million in the year ended November 30, 2012, compared to $20.7 million in the same period last year. The increase in profitability was primarily due to increased volume and margins in the segment's mortgage operations and increased volume in the segment's title operations, as a result of a significant increase in refinance transactions and homebuilding deliveries.

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Rialto Investments
Operating earnings for the Rialto Investments segment were $26.0 million in the year ended November 30, 2012 (which is comprised of $11.6 million of operating earnings and an add back of $14.4 million of net loss attributable to noncontrolling interests), compared to operating earnings of $34.6 million (which included $63.5 million of operating earnings offset by $28.9 million of net earnings attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $138.9 million in the year ended November 30, 2012, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $164.7 million in the same period last year. Revenues decreased primarily due to lower interest income as a result of a decrease in the portfolio of loans. Expenses in this segment were $139.0 million in the year ended November 30, 2012, which consisted primarily of costs related to its portfolio operations, loan impairments of $28.0 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $132.6 million in the same period last year, which consisted primarily of costs related to its portfolio operations, loan impairments of $13.8 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses.
Rialto Investments other income (expense), net, was ($29.8) million in the year ended November 30, 2012, which consisted primarily of expenses related to owning and maintaining REO and impairments on REO, partially offset by gains from sales of REO and rental income. Rialto Investments other income (expense), net, was $39.2 million in the year ended November 30, 2011, which consisted primarily of gains from acquisition of REO through foreclosure, as well as gains from sales of REO, partially offset by expenses related to owning and maintaining REO, and a $4.7 million gain on the sale of investment securities.
The segment also had equity in earnings (loss) from unconsolidated entities of $41.5 million in the year ended November 30, 2012, which included $17.0 million of net gains primarily related to realized gains from the sale of investments in the portfolio underlying the AB PPIP fund, $6.1 million of interest income earned by the AB PPIP fund and $21.0 million of equity in earnings related to the Company's share of earnings from the Fund. This compared to equity in earnings (loss) from unconsolidated entities of ($7.9) million in the year ended November 30, 2011, which included $21.4 million of unrealized losses related to the Company's share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, partially offset by $10.7 million of interest income earned by the AB PPIP fund and $2.9 million of equity in earnings related to the Fund.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $127.3 million, or 3.1% as a percentage of total revenues, in the year ended November 30, 2012, compared to $95.3 million, or 3.1% as a percentage of total revenues, in the year ended November 30, 2011. The increase in corporate general and administrative expenses was primarily due to an increase in personnel related expenses as a result of an increase in share-based and variable compensation expense.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($21.8) million and $20.3 million, respectively, in the year ended November 30, 2012 and 2011. Net loss attributable to noncontrolling interests during the year ended November 30, 2012 was attributable to noncontrolling interests related to the Company's homebuilding and Rialto Investments operations, of which the Rialto operations related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests in the year ended November 30, 2011 were related to the Rialto Investments operations, partially offset by a net loss attributable to noncontrolling interests in the Company's homebuilding operations.
Deferred Tax Asset Valuation Allowance
During the year ended November 30, 2012, the Company concluded that it was more likely than not that the majority of its deferred tax assets would be utilized. This conclusion was based on a detailed evaluation of all relevant evidence, both positive and negative, including such factors as eleven consecutive quarters of earnings, the expectation of continued earnings and signs of recovery in the housing markets the Company operates in. Accordingly, the Company reversed $491.5 million of its valuation allowance against its deferred tax assets. As of November 30, 2012, the Company's remaining valuation allowance against its deferred tax assets was $88.8 million, which is primarily state net operating loss carryforwards, and in future periods could be reversed if additional sufficient positive evidence is present indicating that it is more likely than not that such assets would be realized.
Debt Transactions
In October 2012, the Company issued $350 million of 4.750% senior notes due 2022 in a private offering under SEC Rule 144A. The net proceeds of the sale will be used for working capital and general corporate purposes, which may include the repayment or repurchase of its senior notes or other indebtedness.

In July 2012, the Company issued $400 million of 4.75% senior notes due 2017 in a private offering under SEC Rule 144A. The Company used a portion of the proceeds to repurchase $204.7 million aggregate principal amount of its 5.95% senior notes due 2013 through a tender offer and the remainder of the proceeds were used for working capital and general corporate purposes.
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Revolving Credit Facility
In May 2012, the Company entered into a three-year unsecured revolving credit facility (the "Credit Facility") with certain financial institutions that expires in May 2015. As of November 30, 2012, the maximum aggregate commitment under the Credit Facility was $525 million, of which $500 million was committed and $25 million was available through an accordion feature, subject to additional commitments.
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2011. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, January 15, 2013. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1301 and entering 5723593 as the confirmation number.

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11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operation Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2012	2011	2012	2011
Revenues:
Lennar Homebuilding	$1,192,911	834,185	3,581,232	2,675,124
Lennar Financial Services	121,044	72,009	384,618	255,518
Rialto Investments	35,982	46,460	138,856	164,743
Total revenues	$1,349,937	952,654	4,104,706	3,095,385

Lennar Homebuilding operating earnings	$105,980	25,205	253,101	109,044
Lennar Financial Services operating earnings	33,229	9,063	84,782	20,729
Rialto Investments operating earnings	4,756	6,036	11,569	63,457
Corporate general and administrative expenses	(39,042)	(28,530)	(127,338)	(95,256)
Earnings before income taxes	104,923	11,774	222,114	97,974
Benefit for income taxes	18,597	13,697	435,218	14,570
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	123,520	25,471	657,332	112,544
Less: Net earnings (loss) attributable to noncontrolling interests	(824)	(4,807)	(21,792)	20,345
Net earnings attributable to Lennar	$124,344	30,278	679,124	92,199

Average shares outstanding:
Basic	187,459	184,723	186,662	184,541
Diluted	223,377	195,425	218,695	195,185

Earnings per share:
Basic	$0.65	0.16	3.58	0.49
Diluted	$0.56	0.16	3.11	0.48

Supplemental information:
Interest incurred (1)	$58,361	50,406	222,021	201,401

EBIT (2):
Net earnings attributable to Lennar	$124,344	30,278	679,124	92,199
Benefit for income taxes	(18,597)	(13,697)	(435,218)	(14,570)
Interest expense	50,237	43,221	181,385	162,970
EBIT	$155,984	59,802	425,291	240,599

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.

(2)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2012	2011	2012	2011
Lennar Homebuilding revenues:
Sales of homes	$1,152,194	816,523	3,492,177	2,624,785
Sales of land	40,717	17,662	89,055	50,339
Total revenues	1,192,911	834,185	3,581,232	2,675,124

Lennar Homebuilding costs and expenses:
Cost of homes sold	881,887	658,152	2,698,831	2,101,414
Cost of land sold	37,387	16,826	78,808	42,611
Selling, general and administrative	130,073	112,462	438,727	384,798
Total costs and expenses	1,049,347	787,440	3,216,366	2,528,823
Lennar Homebuilding operating margins	143,564	46,745	364,866	146,301
Lennar Homebuilding equity in loss from unconsolidated entities	(12,387)	(69,242)	(26,676)	(62,716)
Lennar Homebuilding other income (expense), net	(2,155)	69,698	9,264	116,109
Other interest expense	(23,042)	(21,996)	(94,353)	(90,650)
Lennar Homebuilding operating earnings	$105,980	25,205	253,101	109,044

Lennar Financial Services revenues	$121,044	72,009	384,618	255,518
Lennar Financial Services costs and expenses	87,815	62,946	299,836	234,789
Lennar Financial Services operating earnings	$33,229	9,063	84,782	20,729

Rialto Investments revenues	$35,982	46,460	138,856	164,743
Rialto Investments costs and expenses	29,026	38,399	138,990	132,583
Rialto Investments equity in earnings (loss) from unconsolidated entities	3,905	(2,961)	41,483	(7,914)
Rialto Investments other income (expense), net	(6,105)	936	(29,780)	39,211
Rialto Investments operating earnings	$4,756	6,036	11,569	63,457

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2012	2011	2012	2011
Deliveries - Homes:
East	1,689	1,413	5,440	4,576
Central	662	474	2,154	1,661
West	740	580	2,301	1,846
Southeast Florida	530	331	1,314	904
Houston	593	466	1,917	1,411
Other	229	111	676	447
Total	4,443	3,375	13,802	10,845

Of the total home deliveries listed above, 17 and 95, respectively, represent home deliveries from unconsolidated entities for the three months and year ended November 30, 2012, compared to 16 and 99 home deliveries, respectively, from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$412,691	313,706	1,290,549	1,009,750
Central	152,578	100,096	487,317	355,350
West	235,564	182,182	728,092	598,202
Southeast Florida	140,097	85,824	353,841	239,607
Houston	142,413	106,369	449,580	321,908
Other	80,533	37,638	234,731	166,186
Total	$1,163,876	825,815	3,544,110	2,691,003

Of the total dollar value of home deliveries listed above, $11.7 million and $51.9 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three months and year ended November 30, 2012, compared to $9.3 million and $66.2 million dollar value of home deliveries, respectively, from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,526	1,258	5,868	4,769
Central	575	402	2,498	1,716
West	629	526	2,711	1,965
Southeast Florida	474	303	1,617	947
Houston	493	418	2,078	1,521
Other	286	120	912	494
Total	3,983	3,027	15,684	11,412

Of the total new orders listed above, 14 and 98, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2012, compared to 12 and 98 new orders, respectively, from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$376,999	275,378	1,438,268	1,051,624
Central	144,712	84,428	591,677	367,274
West	200,953	162,165	834,426	638,418
Southeast Florida	130,972	79,762	441,311	254,632
Houston	120,897	94,465	505,579	342,836
Other	100,758	48,500	333,232	189,658
Total	$1,075,291	744,698	4,144,493	2,844,442

Of the total dollar value of new orders listed above, $10.6 million and $54.4 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three months and year ended November 30, 2012, compared to $6.7 million and $65.1 million dollar value of new orders, respectively, from unconsolidated entities in the same periods last year.

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands)
(unaudited)

	November 30,
	2012	2011
Backlog - Homes:
East	1,376	948
Central	653	309
West	708	298
Southeast Florida	469	166
Houston	516	355
Other	331	95
Total	4,053	2,171

Of the total homes in backlog listed above, 5 homes represents the backlog from unconsolidated entities at November 30, 2012, compared to 2 homes in backlog from unconsolidated entities at November 30, 2011.

Backlog - Dollar Value:
East	$368,361	220,974
Central	168,912	65,256
West	202,959	97,292
Southeast Florida	141,146	52,013
Houston	135,282	79,800
Other	143,725	45,324
Total	$1,160,385	560,659

Of the total dollar value of homes in backlog listed above, $3.5 million represents the backlog dollar value from unconsolidated entities at November 30, 2012, compared to $1.0 million of backlog dollar value from unconsolidated entities at November 30, 2011.

Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,	November 30,
	2012	2011
Lennar Homebuilding debt	$4,005,051	3,362,759
Total stockholders' equity	3,414,764	2,696,468
Total capital	$7,419,815	6,059,227
Lennar Homebuilding debt to total capital	54.0%	55.5%

Lennar Homebuilding debt	$4,005,051	3,362,759
Less: Lennar Homebuilding cash and cash equivalents	1,146,867	1,024,212
Net Lennar Homebuilding debt	$2,858,184	2,338,547
Net Lennar Homebuilding debt to total capital (1)	45.6%	46.4%

(1)
Net Lennar Homebuilding debt to capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity).